Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 16, 2020

Relating to Preliminary Prospectus July 16, 2020

Registration No. 333-235972

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained by calling Roth Capital Partners at 800-678-9147, or writing to Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, or email rothecm@roth.com.